EMPLOYMENT AGREEMENT

    This Agreement is made and is effective as of September 23, 2021, by and between Bank of Marin, a California state chartered bank (“Bank”) , its parent corporation, Bank of Marin Bancorp, a California corporation (“Bancorp”) (collectively, the “Company”) and Timothy Myers (“Executive”).

    WHEREAS, Company desires to employ Executive in the capacity of President and Chief Executive Officer, and Executive’s background, expertise and efforts are expected to contribute to the success and financial strength of the Company; and

    WHEREAS, the Company wishes to assure itself of the opportunity to benefit from Executive’s services for the period provided in this Agreement, and Executive wishes to serve in the employ of the Company on a full-time basis solely in accordance with the terms hereof for such purposes; and

    WHEREAS, the parties previously entered into that certain Change of Control Agreement dated September 23, 2021 (the “Change of Control Agreement”) providing Executive certain benefits in the event of a significant corporate event;

    WHEREAS, the Board of Directors of the Company (“Board”) has determined that the best interests of the Company would be served by Executive’s employment with the Company under the terms of this Agreement;

    NOW, THEREFORE, in order to effect the foregoing, the parties hereto wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.Definitions.

(a)“Agreement” means this employment agreement and any amendments hereto complying with Section 13(a) hereof.

(b)“Board” means the Board of Directors of the Company unless the context otherwise requires.

(c)“Bonus” means the Executive’s contemplated annual incentive payment for the year of Termination calculated using the then current percentage of base salary as defined in the Bank’s files. The initial percentage will be forty percent (65%) of base salary as provided for in Section 5(c).

(d)“Cause” means:

(i)    Executive’s personal dishonesty, incompetence or willful misconduct;

(ii)    Executive commits an act or acts or an omission to act which constitutes: (a) a willful breach of duty in the course of Executive’s employment; (b) a habitual neglect of duty; (c) a willful violation of any applicable banking law or regulation; or (d) a willful violation of any policy, procedure, practice, method of operation or specific mode of conduct established by the Bank or as set forth in the Bank’s Employee Handbook or other policy;

(iii)    Executive engages in activity which, in the opinion of the Company, could materially adversely affect Company’s reputation in the community or which evidences the lack of Executive’s fitness or ability to perform Executive’s duties as determined by the Company, in good faith; or

(iv)Executive commits any act or acts or an omission to act which would cause termination of coverage under the Bank’s Bankers Blanket Bond as to Executive or as to Company as a whole or any act, which would give rise to a colorable claim by the Company under its Bankers Blanket Bond as determined by the Board in good faith.

    (e)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

    (f)    “Confidential Information” means all of Company’s Trade Secrets, as defined in California Civil Code §§3426, et seq., and by this Agreement also expressly includes, but is not limited to: business plans; financial statements/records and budgets; marketing and sales strategies; data, compilations, or lists of past and current client or potential client names, addresses, telephone numbers, fax numbers, email addresses, financial information, and other personal or demographic information related to clients or potential clients; business know-how and show-how; software source code and object code; database applications; and other secret or proprietary information or compilations of information relating to Company’s business.

    (g)    “Code” shall mean the Internal Revenue Code, as amended.

    (h)    “Disability” means physical condition or mental illness resulting in Executive’s inability to perform the essential functions of his position with or without reasonable accommodation and shall be deemed to have occurred only after

Executive becomes eligible to receive benefit payments pursuant to the Company’s long-term disability insurance plan.

    (i)    “Expiration” means the termination of this Agreement (including Executive’s employment hereunder) and of any further obligations of the parties (except as specified in this Agreement) upon completion of the Term.

    (j)    “Person” means an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, any unincorporated organization, a government or political subdivision thereof, or any other entity whatsoever.

    (k)     “Term” means the term of this Agreement as provided in Section 4.
g
    (l)    “Termination” or “Terminate(d)” means the termination of Executive’s employment hereunder for any of the following reasons unless the context indicates otherwise:

            (i)     Retirement by Executive;

            (ii)     Death of Executive;

            (iii)     Disability;

            (iv)     Expiration;

            (v)    Termination Without Cause;

            (vi) Termination for Cause; and

            (vii)    Resignation by Executive.

(m)    “Termination Without Cause” or “Terminate(d) Without Cause” means the cessation of Executive’s employment hereunder for any reason except:

            (i)    Resignation;

            (ii)    Termination for Cause;

            (iii)    Retirement;

            (iv)    Disability;

            (v)    Death; or

            (vi)    Expiration.

    2.    Employment. Notwithstanding any other provision to the contrary contained herein, it is agreed by the parties hereto that the Executive’s employment by the Company hereunder shall be at-will, and that the Company may at any time elect to terminate this Agreement and Executive’s employment for any reason. In this Agreement, notwithstanding the foregoing, in the event of any Termination Without Cause pursuant to Section 6 of this Agreement, all severance and other benefits provided for in Section 7 of this Agreement shall be provided by the Company to the Executive and no other severance or other benefits shall be due or owing Executive.

    3.    Position and Responsibilities. The Company and Executive agree that, subject to the provisions of this Agreement, the Company shall employ and the Executive shall serve as President and Chief Executive Officer of the Company for the Term of this Agreement. Executive shall have such responsibilities, duties and authority as are generally associated with such positions and as may from time to time be assigned to the Executive by Board that are consistent with such responsibilities, duties and authority. Subject to adjustment by the Board at any time, attached as Exhibit A is the current list of duties for Executive. During the Term of this Agreement, the Executive shall devote all his time, attention, skill and efforts during normal business hours to the business and affairs of the Company.

    4.    Term of Agreement. Subject to the terms and provisions of this Agreement, this Agreement and the period of Executive’s employment shall be deemed to have commenced as of November 1, 2021 and shall have a two year term subject to automatic annual one year renewals on November 1st of each year, unless either the Company or the Executive gives advance written notice of intent not to renew this Agreement by July 1. Upon Expiration of the Term after such notice, Executive’s employment shall cease without further liability of the parties to each other. Executive’s employment shall also terminate, and the Term of this Agreement will expire, upon Executive’s resignation, retirement, death or Disability, or upon Executive’s Termination for Cause. Any termination of Executive’s employment hereunder shall also terminate without further action by Executive any position he holds as an officer and director of Company.

5.Salary, Bonus and Related Matters.

            (a) Salary. The Bank shall pay to the Executive a base salary of Four Hundred Seventy Five Thousand and 00/100 dollars ($475,000.00) annually. Executive’s salary shall be payable at regular intervals in accordance with the Bank’s normal payroll practices now or hereafter in effect.

            (b) Adjustments to Salary. Executive’s base salary will be annually reviewed in April of each year, beginning in 2023, in accordance with the

Company’s standard policy and may be adjusted, based upon such annual performance evaluation, on April 1 of each year.

    (c) Annual Incentive Payment. Executive has the potential to earn a target annual incentive payment of sixty-five percent (65%) of his base salary. The amount of this annual incentive payment, if any, in any such year shall be: (i) based on performance, (ii) calculated in accordance with and subject to the terms of the Bank of Marin Individual Incentive Plan, and (iii) approved by the Board, subject to the terms of the Bank of Marin Individual Incentive Plan.

        (d) Reimbursement. During the period of the Executive’s employment hereunder, the Company will reimburse the Executive in accordance with the Company’s reimbursement policies for all reasonable, ordinary and necessary business expenses. In addition, the Company will (i) provide an automobile allowance of One Thousand Two Hundred Dollars ($1,200) per month, and (ii) reimburse necessary air travel expense for Executive’s spouse up to a maximum of Two Thousand Dollars ($2,000) per year.

    (e) Benefit Plans. During the period of the Executive’s employment hereunder, the Executive shall be entitled to participate in any current or future benefits plans available to employees or senior officers of the Company in accordance with the terms of such plans, as they may be modified or eliminated from time to time.

    (f) Benefits Not in Lieu of Compensation. No benefit or perquisite provided to the Executive will be deemed to be in lieu of base salary, incentive payment or other compensation.

    (g) Equipment. The Company will provide the Executive with all equipment needed to perform his duties and such equipment may be modified or eliminated from time to time.

6.Termination.

(a)    Resignation, Retirement, Death or Disability. Executive’s employment hereunder shall cease at any time by Executive’s resignation, or by Executive’s retirement, death or Disability.

(b)    Termination for Cause. Executive’s employment shall cease upon a good faith finding of Cause by the Company.

(c)    Termination Without Cause. Executive’s employment may be terminated Without Cause pursuant to this Section 6(c) upon 30 days’ notice for any reason, subject to the payment of all amounts required by Section 7 hereof.

(d)    Resignation for Good Reason.  During the Term hereof, Executive may, under the following circumstances, “Resign for Good Reason” (and in such case Executive's employment shall terminate) within 30 days of Executive's discovery of the occurrence of the following event:

(A)    Without Executive's express written consent, any adverse change in Executive’s status or position as a result of a material diminution in Executive’s duties or responsibilities through the assignment to the Executive of any duties or responsibilities inconsistent with the Executive’s position, removal of the Executive from his positions, or otherwise, including but not limited to a change in reporting structure to a position below President;

    Following a Resignation for Good Reason, and upon satisfaction of the conditions set forth therein, Executive shall be entitled to the compensation provided for in Section 7(g), below.

(e)    Expiration. Executive’s employment shall cease upon the expiration of the Term of this Agreement as provided in Section 4 hereof.

(f)    Supervisory Suspension. If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s or Bancorp’s affairs by a notice served under Sections 8(e) or (g) of the Federal Deposit Insurance Act or similar statute, rule or regulation, the Company’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company shall, (i) pay the Executive all of the compensation withheld while its obligations under this Agreement were suspended unless a lesser sum is provided for as part of any such dismissal and (ii) reinstate any of its obligations which were suspended except to the extent limited by any such dismissal.

(g)    Regulatory Removal. If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bancorp’s or Bank’s affairs by an order issued under Sections 8(e) or (g) of the Federal Deposit Insurance Act or similar statute, rule or regulation, all obligations of the Company under this Agreement shall terminate as of the effective date of the order.

7.Payments to Executive Upon Termination.

(a)    Death. In the event of Termination of this Agreement due to Executive’s death, Executive’s spouse and/or estate (“Beneficiary”) shall be entitled to the Executive’s pro-rata Bonus (computed solely on a time basis) up to the date of such death without reduction. An example of such pro-rata Bonus computation is attached as Exhibit B. The rights of a Beneficiary in connection with any stock grant, stock award or stock option granted to Executive shall be governed by the plan pursuant to which any such grant, award or option was granted and any related agreement. Payments will be made to the beneficiary in accordance with the terms of any benefit plan.

(b)    Disability. In the event of Termination of this Agreement due to Executive’s Disability, the Executive or Beneficiary shall be entitled to be paid all benefits in accordance with the terms and procedures of the Company’s long-term disability policy. In addition, the Company will also pay an amount equal to Executive’s pro-rata Bonus (computed solely on a time basis) up to the date of such disability without reduction. An example of such pro-rata Bonus computation is attached as Exhibit B. The rights of Executive or a Beneficiary in connection with any stock grant, stock award or stock option granted to Executive shall be governed by the plan pursuant to which any such grant, award or option was granted and any related agreement.

(c)    Retirement. In the event of Termination of this Agreement due to Executive’s retirement, Executive shall be entitled to all benefits generally available to Company employees as of the date of such retirement, without reduction.

(d)    Resignation. In the event of Executive’s resignation or upon Expiration, the Company shall have no further obligations to Executive under this Agreement, except as may be expressly required by law. Executive’s rights under each employee benefit plan in which he participates will be determined in accordance with the terms of the plan.

(e)    Cause. In the event Executive is Terminated for Cause, the Company shall have no further obligations to Executive under this Agreement or otherwise, except as may be expressly required by law.

(f)    Without Cause. Upon the occurrence of a Termination Without Cause, and subject to his execution of a release of claims in favor of the Company, its affiliates, and their respective officers and directors in the form attached hereto as Exhibit “C” (the “Release”) and the Release becoming effective within thirty (30) days following the Termination Date, as severance pay and in lieu of damages for breach of this Agreement, in the event that the Termination of this Agreement occurs, the Company shall pay to Executive, in the aggregate, a lump sum equal to twelve months base salary then in effect, less applicable state and federal withholdings. Such lump sum shall be paid six months after Executive’s Termination Without Cause, as the case may be, or shall be paid at such earlier time as permitted by Section 409A of the Code. On the date of such payment, the Company shall also pay an amount equal to the Executive’s pro-rata Bonus earned up to the date of Termination. For purposes of the preceding sentence, the concept of an “earned” pro-rata Bonus contemplates a proration based on both time and performance. Thus, the Bonus will be pro-rated on a time basis (up to the date of Termination) and a performance basis (using the results up to the date of Termination of the Executive’s Annual Goals and Objective for such year as a percentage of the same Annual Goals and Objectives adjusted for the pro-rated time period). In no event will the results of such performance proration result in a bonus (i) greater than the Executive would have received on a time proration basis only, nor (ii) less than an amount equal to 50% of the time pro-rated amount. An example of such pro-rata Bonus computation is attached as Exhibit B. In addition the Company will pay the Executive’s health premiums under COBRA for six (6) months and will pay dental/vision premiums under COBRA for eighteen (18) months; provided, however, that Company’s obligations to pay for COBRA benefits shall cease immediately upon Executive becoming employed or obtaining other health insurance coverage.
(g)    Resignation for Good Reason. Upon the occurrence of a Resignation for Good Reason, and subject to his execution of a release of claims in favor of the Company, its affiliates, and their respective officers and directors in the form attached hereto as Exhibit “C” (the “Release”) and the Release becoming effective within thirty (30) days following the Termination Date, as severance pay and in lieu of damages for breach of this Agreement, in the event that the Termination of this Agreement occurs, the Company shall pay to Executive, in the aggregate, a lump sum equal to six months base salary then in effect, less applicable state and federal withholdings. Such lump sum shall be paid six months after Executive’s Resignation for Good Reason, as the case may be, or shall be paid at such earlier time as permitted by Section 409A of the Code.

(h)    All payments provided in this Section 7 shall be paid in cash from the general funds of the Company, and no special or separate fund need be established and no other segregation of assets need be made to assure payment. Bancorp shall have no obligation under this Agreement to make any payments to Executive and Executive agrees that all payments under this Agreement, including this Section 7, shall be the sole responsibility of the Company.

(i)    The Company and Executive agree that the payments being made under this Agreement represent reasonable compensation for services and that neither the Company nor Executive will file any returns or reports which take a contrary position.

(j)    The receipt of the amounts described in this Section 7, if any, shall constitute Executive’s sole remedy for breach of this Agreement against the Company and its officers, directors, employees and agents.

(k)    Limitation of Payment. This Agreement, and any payments or benefits hereunder (including the indemnification benefits provided for in Section 12), are made expressly subject to and conditioned upon compliance with all federal and state law, regulations and policies relating to the subject matter of this Agreement, including but not limited to the provisions of law codified at 12 U.S.C. §1828(k), the regulations of the FDIC codified as 12 C.F.R. Part 359, and any successor or similar federal or state law or regulation applicable to the Company. Executive acknowledges that he understands the sections of law and regulations cited above and that the Company’s obligations to make payments hereunder are expressly relieved if such payments violate any federal or state law or regulation applicable to the Company.

8.    Limitation of Benefit/Golden Parachute Adjustment. Notwithstanding anything in the foregoing to the contrary, if any payments provided for in this Agreement, together with any other payments which Executive has the right to receive from the Company would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), the payments pursuant to this Agreement shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code, provided, however, that the determination as to whether any reduction in the payments under this Agreement pursuant to this proviso is necessary shall be made in good faith by the firm providing tax services to the Company, and such determination shall be conclusive and binding on the Company and Executive with respect to the treatment of the payment for tax reporting purposes.

9.Confidentiality, Non-Solicitation and Non-Interference.

(a)    Executive agrees and covenants to take all reasonable steps necessary to protect all Confidential Information from disclosure to, or use by, any unauthorized person or entity.

(b)    Executive agrees to return all Confidential Information to Company upon Termination.

(c)    Executive agrees that he shall not at any time, directly or indirectly, take any action that will or may have the effect of discouraging any past or present client, customer, supplier, service provider, licensee, licensor, business prospect, or other business associate of Company (collectively “Client(s) and/or Associate(s)”) from entering into or maintaining, or causing any Client or Associate to terminate or cease, a relationship with Company, or which would in any other way, directly or indirectly, disrupt, damage, impair, or interfere with the business or contractual relations of Company with its Clients or Associates.

(d)    To safeguard Company’s Confidential Information and the relationships Company has developed with its Clients and Associates and employees over many years and with great expense, Executive covenants and agrees that he will not at any time during Executive’s employment, or within twelve (12) months following termination of employment, directly or indirectly, whether on his own behalf or on behalf of any other person or entity, solicit the business of any current Client or Associate, or employee of Company, other than for the sole and exclusive benefit of Company. Executive expressly acknowledges and agrees that this non-solicitation clause is necessary and appropriate to protect the legitimate business interests and Confidential Information of Company.

(e)    If Executive learns or has been notified that a Client or Associate has been solicited, either intentionally or unintentionally, by Executive during the term of this Agreement or within twelve (12) months following Executive’s termination of employment, Executive agrees to refrain from accepting or doing any business with said solicited Client or Associate for a period of twelve (12) months from the date of the solicitation.

    10. Waivers not to be Continued. Any waiver by a party of any breach of this Agreement by the other party shall not be construed as a continuing waiver or as consent to any subsequent breach by the other party.

    11. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

        A.    If to the Company, to:

            Bank of Marin Bancorp
                504 Redwood Blvd., #100
            Novato, CA 94947
            Facsimile: 415/884-9153

            with a copy to:

            Kenneth E. Moore, Esq.
            STUART | MOORE | STAUB
            641 Higuera Street
            Suite 302
            San Luis Obispo, California 93401
            Facsimile: 805/545-8599

        B.    If to Executive, to:

            Timothy Myers
            504 Redwood Blvd., #100
            Novato, CA 94947
            Facsimile: 415/884-9153

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

    12.    Arbitration. The parties agree that any and all disputes, controversies or claims of any kind or nature, including but not limited to any arising out of or in any way related to Executive’s employment with or separation from the Company, shall be submitted to binding arbitration under the auspices and rules of the American Arbitration Association (“AAA”) in Marin County, California. Included within this provision are any claims alleging fraud in the inducement of this Agreement, or relating to the general validity or enforceability of this Agreement, or claims based on a violation of any local, state or federal law, such as claims for discrimination or civil rights violations under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act and the Americans with Disabilities Act. The parties shall each bear their own costs and attorneys’ fees incurred in conducting the arbitration and, except for such disputes where Executive asserts a claim under a state or federal statute prohibiting discrimination in employment (“a Statutory Claim”), or unless required otherwise by applicable law, shall split equally the fees and administrative costs charged by the arbitrator and AAA. In disputes where Executive asserts a Statutory Claim against the Company, Executive shall be required to pay only the AAA filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. The Company shall pay the balance of the arbitrator’s fees and administrative costs. The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to recover his or its reasonable attorneys’ fees and costs, including the costs or fees charged by the arbitrator and AAA. In disputes where the Executive asserts a Statutory Claim, reasonable attorneys’ fees shall be awarded by the arbitrator based on the same standard as such fees would be awarded if the Statutory Claim had been asserted in state or federal court. Judgment upon an award rendered by the arbitrator may be entered in any competent court having jurisdiction over the dispute. Executive understands that arbitration is in lieu of any and all other civil legal proceedings and that he is waiving any right he may have to resolve disputes through court or trial by jury.

    13. General Provisions.

(a)    Except for the Change of Control Agreement, this Agreement constitutes the entire agreement by the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements among or between the parties, unless otherwise provided herein. No amendment, waiver or termination of any of the provisions hereof shall be effective unless in writing and signed by the party against whom it is sought to be enforced. Any written amendment, waiver, or termination hereof executed by the Company and Executive shall be binding upon them and upon all other Persons, without the necessity of securing the consent of any other Person, and no Person shall be deemed to be a third-party beneficiary under this Agreement.

(b)    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

(c)    Except as otherwise expressly set forth herein, no failure on the part of any party hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(d)     The headings of the Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

(e)    If for any reason any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, such invalidity or unenforceability shall in no way effect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

(f)    This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the State of California applicable to contracts executed and to be performed solely in the State of California.

(g)    The Company shall require any successor in interest (whether direct or indirect or as a result of purchase, merger, consolidation, change in control or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(h)    Executive acknowledges that he has been encouraged to consult with legal counsel of Executive’s choosing concerning the terms of this Agreement prior to executing this Agreement. Executive acknowledges that this Agreement has been prepared by Reitner, Stuart & Moore, which has served as counsel to the Company in this matter and not as counsel to Executive. Any failure by Executive to consult with competent counsel prior to executing this Agreement shall not be a basis for rescinding or otherwise avoiding the binding effect of this Agreement. The parties acknowledge that they are entering into this Agreement freely and voluntarily, with full understanding of the terms of this Agreement. Interpretation of the terms and provisions of this Agreement shall not be construed for or against either party on the basis of the identity of the party who drafted the terms or provisions in question.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST: ____________________________ ____________________________ Witness	BANK OF MARIN /s/ Brian M. Sobel By: Brian M. Sobel Its: Chairman of the Board THE EXECUTIVE /s/ Timothy D. Myers

EXHIBIT A

In addition to such responsibilities, duties and authority set forth in the Articles of Incorporation and Bylaws of Bank and the Articles of Incorporation and Bylaws of Bancorp and as are generally associated with the positions of President and Chief Executive Officer, Executive will be expected to (i) plan, develop, and direct operational and financial policies and practices to ensure that the Company’s objectives, goals, and institutional growth are met and are in accordance with the polices of the Board of Directors and government regulations and (ii) plan and develop investment, loan, interest, and reserve policies to ensure optimum monetary returns in accordance with availability of investment funds, government restrictions, and sound financial practices. In addition, the Executive will serve on the Board of Directors of the Bank of Marin and Bank of Marin Bancorp.

    With the prior approval of the Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in charitable, political, civic organizations or business entities, which, in such Board’s judgment, will not present any material conflict of interest with the Company and will not unfavorably affect the performance of Executive’s duties pursuant to this Agreement. Any such approval shall not be unreasonably withheld. Subject to the provisions of the Bank’s code of conduct, nothing contained herein will be deemed to limit the ability of Executive to make passive investments.

    In addition, to the extent permitted by law and consistent with the oversight responsibilities of the Board, Executive shall have the full authority and support of the Board to hire and fire all officers and employees of the Company from time to time.

    Further, Executive shall have the full authority of the Company and the Board to execute contracts, leases and other related documents for the purchase of capital equipment and improvements, provided such expenditures and obligations are contained in and within the annual budget for the Company, which has been adopted or approved by the Board.
A-1

EXHIBIT B

Pro-Rata Bonus Example

Example section 7. (a) & (b)
Event date April 6th

(current salary $475,000) x (bonus Target 65%) = (bonus potential at Target
$308,750)

$308,750 x (time prorated period 96/365 days 26.3%) = $81,205

Example section 7. (f)

Example 1

Event date April 6th

(current salary $475,000) x (bonus Percent 65%) = (bonus potential at Target

$308,750) x (time prorated period 96/365 days 26.3%) = (time prorated bonus $81,205) x

(performance measurement for the prorated time period 88% = 88%) = $71,461

Example 2

Event date April 6th

(current salary $475,000) x (bonus Target 65%) = (bonus potential at target

$308,750) x (time prorated period 96/365 days 26.3%) = (time prorated bonus $81,205) x

(performance measurement for the prorated time period 38% = 50%) = $40,603

B-1

EXHIBIT C

Form of Release Agreement

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (“Agreement”) is made as of the date last written below, by and between Bank of Marin and Bank of Marin Bancorp (collectively, “Employer”) and Timothy Myers (“Employee”). This Agreement is made with specific reference to the following facts:
RECITALS

A.Employer and Employee have entered into an Employment Agreement dated [*], 2021.
B.A condition precedent to certain of Employer’s obligations under the Employment Agreement is the Employee’s execution of this Agreement upon termination of Employee’s employment.
C.Employee is not entitled to receive severance pay or any additional termination benefits from Employer, other than as set forth in the Employment Agreement and a Change in Control Agreement.
Waiver and Release

NOW, THEREFORE, for and in consideration of the foregoing Recitals, and the mutual covenants, agreements and considerations set forth below, the sufficiency of which are hereby agreed, the parties, intending to be legally bound, agree as follows:
In consideration of this Agreement and the consideration extended to Employee under the Employment Agreement which is conditioned upon Employee’s execution of this Agreement, Employee does hereby for himself, his administrators, agents, successors-in-interest and assigns, fully and forever release and discharge Employer, its shareholders, directors, officers, employees, attorneys and agents, and each of them, of and from any and all promises, agreements, claims, demands, actions, causes of action, losses and expenses of every nature whatsoever known or unknown, suspected or unsuspected, filed or unfiled, against them by reason of any occurrences or any damages or injuries in any way sustained by Employee at any time prior to and including the date of this Agreement, including, but not limited to, any and all claims or causes of action arising from his employment by Employer or the termination of his employment with Employer.
Employee expressly acknowledges and agrees that this Agreement releases claims that include, but are not limited to: breach of contract (express or implied); intentional infliction of emotional harm; wrongful discharge; defamation or other tort claims; attorneys’ fees or court costs; claims arising out of: Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000(e) et seq. (Title VII); the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 et seq. (“ADEA”); the Older Workers Benefit Protection Act (“OWBPA”);

the California Fair Employment and Housing Act, Part 2.8 Division 3, Title 2 of the Government Code, Section 12900-12996 (FEHA); the Rehabilitation Act of 1973, as amended, Section 1981 of Title 42 of the United States Code; Labor Code Section 1102.1; or any other federal, state, or municipal statute, ordinance or common-law theory relating to wrongful employment termination, breach of contract, breach of fiduciary duty, discrimination in employment or unfair employment practices.
Employee hereby releases Employer from any unknown or unanticipated damages arising from the matters set forth in this Agreement. Employee acknowledges that he is familiar with, and hereby waives, all rights recognized by the provisions of Section 1542 of the California Civil Code, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Being thus familiar and aware, Employee expressly waives the effects of Civil Code Section 1542, as well as any analogous state or federal statute or regulation. Thus, notwithstanding the provisions of Civil Code Section 1542, and for the purpose of effecting a full and complete release, Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, any and all claims or causes of action which Employee may now have or did have, including claims or causes of action he does not know of or suspect to exist in his favor as of the Effective Date of this Agreement, and that this Agreement contemplates that all such claims and causes of action will be extinguished. The parties hereby acknowledge and agree that this release does not waive any future claims the Employee may have.
This Agreement shall become effective on the 8th calendar day after the date of execution by Employee (the “Effective Date”). In all events, however, this Agreement must have been executed by Employee and delivered to Employer no later than 5:00 p.m. on [expiration date – to be 30 days after termination of employment]. Thereafter, this Agreement shall be deemed withdrawn by Employer and shall no longer be capable of acceptance or execution by Employee.
In express consideration for Employee’s voluntary execution and delivery of this Agreement, Employer shall pay to Employee those benefits set forth in the Employment Agreement and Employee shall remain bound by the terms of the Employment Agreement which survive termination of employment, including but not limited to Section 9 thereof.
Employee acknowledges that, but for this Agreement, he would not be entitled to the benefits set forth in the Employment Agreement.

Employee is advised to review this Agreement and its terms with an attorney and any other advisors of his choice. Employee represents that he understands all terms and conditions of this Agreement completely and executes this Agreement voluntarily, without any inducements, promises, or representations made by Employer or any person purporting to represent or serve Employer, except as stated in this Agreement.
The following miscellaneous provisions shall apply to this Agreement:
This Agreement and any other documents referred to herein shall in all respects be interpreted, enforced and governed by and under the laws of the State of California. The language of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.
This Agreement contains all of the understandings and agreements of whatsoever kind and nature existing between the parties with respect to the matters addressed herein. This Agreement may only be amended by a written agreement signed by the parties hereto.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.
Each party executing this Agreement has full authority, mental capacity and power to do so, and no further actions are otherwise necessary to bind himself to it.
If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which this Agreement is held invalid shall not be affected thereby. The parties hereto agree that each provision of this Agreement is a material provision and that failure of any party to perform any one provision hereof shall be the basis of the voiding of the entire Agreement at the option of the other party, or for pursuing an action at law for such breach. Any party may waive or excuse the failure of any other party to perform any provision of this Agreement; provided, however, that any such waiver shall not preclude the enforcement of this Agreement upon any subsequent breach. The parties further agree that in the event a court of competent jurisdiction finds any of the provisions of this Agreement to be unenforceable, it is the parties’ intent that such provisions be reduced in scope by the court, but only to the extent being necessary by the court to render the provision reasonable and enforceable.
Each of the parties agrees to execute any and all further agreements or documents necessary to effectuate the intent and purposes of this Agreement.
All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons or entities may require.

The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors, assigns, transferees, grantees and indemnities of the parties.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date designated below their signatures.

“EMPLOYEE” _________________________________ Name: Timothy Myers Dated: ___________________________
“EMPLOYER”
BANK OF MARIN

By: _____________________________
Title: ____________________________
Dated: ___________________________    *

BANK OF MARIN BANCORP

By: _____________________________
Title: ____________________________
Dated:                         *

* No sooner than seven calendar (7) days after the Employee’s signature